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                                                                  Exhibit 3


CONTACTS:
Marty Filipowski                            Jennifer Righi
Equant                                      TechForce Corp.
770.303.373                                 727.533.3757
MARTY.FILIPOWSKI@EQUANT.COM                 JRIGHI@TECHFORCE.COM
---------------------------                 --------------------




               EQUANT TO ACQUIRE TECHFORCE CORP. FOR $73.4 MILLION

  -- PURCHASE POSITIONS EQUANT TO CAPTURE BIGGER PIECE OF GROWING MARKET
                     FOR INTERNATIONAL DATA SERVICES --

ATLANTA, GA AND CLEARWATER, FLA., (JUNE 30, 1999) -- Equant (NYSE: ENT; Paris
Bourse: EQU) and TechForce Corp. (NASDAQ: TFRC) today said Equant is acquiring TechForce to strengthen Equant's position as the leading provider of seamless international data network services to multinational businesses. The purchase expands Equant's ability to provide one-stop shopping for global data communications services by giving it additional router management, network integration and desktop services capabilities in the United States.

Equant will complete the US $73.4-million acquisition by paying US $8.50 per share in cash for TechForce's common stock and stock options.

The purchase is a natural extension of Equant's extensive portfolio of managed data services, as TechForce provides similar router management, network integration and desktop services capabilities that strengthen Equant's current offering. The acquisition is especially important for Equant's operations in the United States where TechForce's extensive engineering force will support the current high rate of demand for managed data services. Providing these capabilities on a global scale is essential to ensuring multinational businesses get fast and reliable access to the Equant network.

"In today's global marketplace, businesses demand seamless connectivity and the highest quality support worldwide," said Didier J. Delepine, Equant's president and CEO. "This acquisition is of immense benefit to Equant's multinational customers and of great value to our shareholders because it enhances Equant's stated objective of fulfilling customers' communications requirements, right down to the desktop anywhere in the world."

                                   -- more --

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John A. Koehler, president and CEO of TechForce, said, "We welcome the opportunity to join our forces with those of Equant. An immediate benefit to TechForce's existing customers will be our ability to support their international operations. The deal will bring substantial benefits to our customers, our suppliers and our employees, and we believe our shareholders will find Equant's offer attractive."

Equant's acquisition of TechForce brings together two dynamic growth companies with similar corporate cultures and expertise. Koehler has agreed to remain with the company to assist with the transition.

After the purchase, Equant will:

- Remain the world's leading provider of seamless international data network services for multinational businesses provided on its network reaching key business centers in 220 countries and territories.

- Continue to provide unmatched local support in 145 countries for its managed data network services.

- More than double its router management, network integration and desktop services capabilities in the United States, which reinforces Equant's position as the only truly global provider of end-to-end services around the world--including the only fully managed global wide area network (WAN) for businesses worldwide.

ABOUT EQUANT

Equant operates the world's largest data network in terms of geographic coverage, which extends to key business centers in over 220 countries and territories. Using its network, Equant has established itself as a leading provider of managed data network services, end-to-end, for multinational businesses worldwide--including over 20 percent of the Global 1,000. Equant also provides network design and integration services; equipment installation; maintenance and support services; and software development. See www.equant.com for more information.

                                   -- more --

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EQUANT, PAGE 3


ABOUT TECHFORCE

TechForce, a provider of network support solutions, offers a portfolio of services for the life cycle support of multivendor networks (LAN/WAN internetworking, IBM internetworking, and custom personal computer support). The company's internetworking services, branded under the TechCaresm name, include consulting, network management, integration, and maintenance. TechForce's desktop services provide repairs to extended warranty retailers and manufacturers of personal computers and peripherals. In addition, TechForce sells and leases new and refurbished networking equipment. TechForce is headquartered in Clearwater, Fla. More information about TechForce can be obtained by calling 727.533.3600 or by accessing WWW.TECHFORCE.COM.

                                    # # #


This press release contains forward-looking statements, forecasts and predictions that involve risks and uncertainties. Actual results could differ materially from those anticipated in this press release as a result of many factors including the failure of the discussed acquisition to close as well as the risks discussed in Equant's and TechForce's reports filed from time to time with the SEC.